FLIR Systems Announces Third Quarter 2011 Financial Results

PORTLAND, OR -- (Marketwire - October 20, 2011) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the third quarter ended September 30, 2011. Revenue was $371.3 million, up 12% compared to third quarter 2010 revenue of $332.5 million. Operating income in the third quarter was $85.4 million, compared to $85.8 million in the third quarter of 2010, and was negatively impacted by severance costs, primarily in the Government Systems division, of approximately $5.3 million before tax. Third quarter 2011 net income was $64.7 million, or $0.40 per diluted share, compared with net income of $63.0 million, or $0.39 per diluted share in the third quarter a year ago. Excluding the net after tax impact of the severance costs referred to above, third quarter 2011 net income was $68.4 million, or $0.43 per diluted share. Cash provided by operations in the third quarter was $45.9 million. During the quarter, the Company repurchased 4 million shares of its common stock at an average price of $25.15 per share.

Revenue from the Company's Commercial Systems division increased 16% from the third quarter of 2010, to $196.4 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment was $161.0 million, an increase of 22% over the third quarter combined results of Thermography and Commercial Vision Systems last year. Commercial Systems' Raymarine segment contributed $35.4 million of revenue during the quarter.

Revenue from the Company's Government Systems division increased 7% over the third quarter of 2010, to $174.9 million. Within the Government Systems division, revenue from the Surveillance segment was $139.8 million, a decrease of 14% from the third quarter of 2010 results of the Company's legacy Government Systems business. Revenues from Government Systems' other two segments, Detection and Integrated Systems were $21.2 million and $13.9 million, respectively.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $546 million at September 30, 2011, an increase of $60 million during the quarter. Backlog in the Government Systems division was $374 million, increasing $55 million during the quarter. Backlog in the Commercial Systems division was $172 million, up $6 million during the quarter.

Earl Lewis, President and CEO of FLIR, noted, "We are pleased with our third quarter results. During the quarter, we took successful steps to improve operating margins, achieved the best bookings quarter since 2008 in our legacy Government Systems business, saw our acquired Detection and Integrated Systems segments reach profitability for the first time, and delivered the most units in the history of our Commercial Systems division. Our scale, unique operating model, and continued focus on innovation will enable our continued growth."

Revenue and Earnings Outlook for 2011
Based on financial results for the first nine months of 2011 and the outlook for the remainder of the year, FLIR is reaffirming its outlook for earnings per share for the full year 2011. Management currently expects net earnings excluding the net after tax impact of the second quarter litigation settlement and the third quarter severance costs to be in the range of $1.50 to $1.55 per diluted share, or $1.33 to $1.38 per diluted share including these costs. Management now expects revenue for the full year 2011 to be in the range of $1.55 billion to $1.6 billion, compared to the prior outlook for revenue in the range of $1.6 to $1.65 billion.

Dividend Declaration
FLIR's Board of Directors has declared a quarterly cash dividend of $0.06 per share on FLIR common stock, payable December 9, 2011, to shareholders of record as of close of business on November 21, 2011.

Conference Call
FLIR has scheduled a conference call at 11:00 a.m. ET today. A simultaneous webcast of the conference call will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 2:00 p.m. ET at this same internet address. For a telephone replay, dial (855) 859-2056, Conference ID #17454707 after 2:00 p.m. ET.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2011" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                             FLIR SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                               Three Months Ended       Nine Months Ended
                                  September 30,           September 30,
                             ----------------------  ----------------------
                                2011        2010        2011        2010
                             ----------  ----------  ----------  ----------

Revenue                      $  371,327  $  332,497  $1,138,850  $  950,928
Cost of goods sold              169,430     150,389     535,030     420,143
                             ----------  ----------  ----------  ----------
    Gross profit                201,897     182,108     603,820     530,785

Operating expenses:
  Research and development       35,188      28,520     112,257      81,632
  Selling, general and
   administrative                81,300      67,801     288,036     189,209
                             ----------  ----------  ----------  ----------
    Total operating expenses    116,488      96,321     400,293     270,841

    Earnings from operations     85,409      85,787     203,527     259,944

Interest expense                  1,526         349       2,311       2,472
Interest income                    (155)       (454)       (505)       (900)
Other (income) expense, net          66        (631)     (1,206)     (2,418)
                             ----------  ----------  ----------  ----------

    Earnings from continuing
     operations before
     income taxes                83,972      86,523     202,927     260,790

Income tax provision             19,582      23,568      57,109      82,486
                             ----------  ----------  ----------  ----------

    Earnings from continuing
     operations                  64,390      62,955     145,818     178,304

Earnings (loss) from
 discontinued operations,
 net of tax                         329          --        (475)         --
                             ----------  ----------  ----------  ----------

    Net earnings             $   64,719  $   62,955  $  145,343  $  178,304
                             ==========  ==========  ==========  ==========

Basic earnings per share:
  Earnings from continuing
   operations                $     0.41  $     0.40  $     0.92  $     1.15
  Discontinued operations          0.00          --        0.00          --
                             ----------  ----------  ----------  ----------
    Basic earnings per share $     0.41  $     0.40  $     0.91  $     1.15
                             ==========  ==========  ==========  ==========

Diluted earnings per share:
  Earnings from continuing
   operations                $     0.40  $     0.39  $     0.90  $     1.11
  Discontinued operations          0.00          --        0.00          --
                             ----------  ----------  ----------  ----------
    Diluted earnings per
     share                   $     0.40  $     0.39  $     0.90  $     1.11
                             ==========  ==========  ==========  ==========

Weighted average shares
 outstanding:
  Basic                         158,665     158,215     159,225     155,223
                             ==========  ==========  ==========  ==========
  Diluted                       160,798     160,925     161,811     161,440
                             ==========  ==========  ==========  ==========

                             FLIR SYSTEMS, INC.

                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                    June 30,    December 31,
                                                      2011          2010
                                                  ------------  ------------
                      ASSETS

Current assets:
  Cash and cash equivalents                       $    374,499  $    193,137
  Accounts receivable, net                             320,411       339,723
  Inventories                                          327,132       303,156
  Prepaid expenses and other current assets            134,894        95,663
  Deferred income taxes, net                            25,097        23,128
                                                  ------------  ------------
    Total current assets                             1,182,033       954,807

Property and equipment, net                            184,071       189,119
Deferred income taxes, net                              26,835        22,742
Goodwill                                               481,294       482,019
Intangible assets, net                                 162,193       177,385
Other assets                                            62,105        31,280
                                                  ------------  ------------
                                                  $  2,098,531  $  1,857,352
                                                  ============  ============

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     82,234  $     85,881
  Deferred revenue                                      22,135        17,867
  Accrued payroll and related liabilities               44,007        54,894
  Accrued product warranties                            14,090        15,711
  Advance payments from customers                       13,031        22,616
  Accrued expenses                                      37,492        36,578
  Accrued income taxes                                      --         8,218
  Other current liabilities                              5,376         8,186
                                                  ------------  ------------
    Total current liabilities                          218,365       249,951

Long term debt                                         247,747            --
Deferred income taxes                                   13,221        13,163
Accrued income taxes                                    19,646        19,793
Pension and other long-term liabilities                 51,825        51,897

Commitments and contingencies

Shareholders' equity                                 1,547,727     1,522,548
                                                  ------------  ------------
                                                  $  2,098,531  $  1,857,352
                                                  ============  ============

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com